DLH Reports Third Quarter Fiscal Year 2020 Results
New Contract Wins Position Company for Strong Finish to Fiscal 2020
Atlanta, Georgia – August 5, 2020 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal third quarter ended June 30, 2020.

Highlights
•Revenue was $51.5 million for the third quarter versus $38.7 million for the prior-year period
•Operating income was $3.8 million for the third quarter versus $1.7 million for the prior-year period
•Earnings were $2.1 million, or $0.16 per diluted share, for the third quarter of fiscal 2020 versus $0.8 million, or $0.06 per diluted share, for the prior-year period; earnings before interest, tax, depreciation and amortization ("EBITDA") was $5.5 million for the third quarter of fiscal 2020 versus $2.6 million for the prior-year period
•DLH generated $10.0 million of cash from operations during the quarter and reduced the Company's debt to $44.5 million from $55.0 million at March 31, 2020
•The Company also recently announced awards of more than $15 million for trials and studies related to COVID-19

Management Discussion
“I’m very pleased to report that, in the midst of a global pandemic, DLH has continued to generate solid financial results and strengthen its outlook,” stated DLH President and Chief Executive Officer Zach Parker. “We posted operating margins of 7.4%, generated $10.0 million of cash from operations, and again paid down debt – reducing it by nearly 20% from second quarter levels. We also brought on Jeanine Christian as President of our S3 operating unit and Jackie Everett as Chief Growth Officer; both Jeanine and Jackie bring seasoned leadership experience, broad customer relationships, and analytical skills honed within the scientific community. We are confident they will be instrumental to our continued success going forward.

“In addition, we recently received contracts to assist the National Institutes of Health in their fight against infectious diseases – in this case, COVID-19. With recent awards expected to generate approximately $15 million in calendar 2020, we will evaluate multiple therapeutic products and manage a consortium of partners to conduct trials in a rapid and efficient manner. Wins like this not only underscore the value of our expertise and relationships with key government agencies, they bolster the outlook for our Company at a time when the U.S. – and world – are seeking leadership in identifying and producing treatments to battle the continuing pandemic. I’m proud of DLH’s role in this fight and the assistance we’re providing towards getting a cure to market as soon as possible.”

Results for the Three Months Ended June 30, 2020
Revenue for the third quarter of fiscal 2020 was $51.5 million versus $38.7 million in the prior-year period. The significant increase was due primarily to the inclusion of revenue from the Social & Scientific Systems operating unit ("S3") for the full quarter, versus inclusion for three weeks in the prior year period following the June 2019 acquisition..

Income from operations was $3.8 million for the quarter versus $1.7 million in the prior-year period and, as a percent of revenue, the Company reported an operating margin of 7.4% in fiscal 2020 versus 4.4% in fiscal 2019, reflecting stronger operating results, partly offset by increased amortization from acquired intangibles. Interest expense in the quarter was $0.8 million, versus $0.6 million for the three months ended June 30, 2019, due to the borrowing required to finance the S3 acquisition. Income before taxes was $3.0 million for the quarter versus $1.1 million in fiscal 2019, representing 5.8% and 2.9% of revenue, respectively, for each quarter.

For the three months ended June 30, 2020, DLH recorded a $0.9 million provision for tax expense versus $0.3 million in the prior-year period. The Company reported net income of approximately $2.1 million, or $0.16 per diluted share, for the third quarter of fiscal 2020 versus $0.8 million, or $0.06 per diluted share, for the third quarter of fiscal 2019. As a percent of revenue, net income was 4.1% for the third quarter of fiscal 2020 versus 2.1% for the prior year period.

On a non-GAAP basis, EBITDA for the three months ended June 30, 2020 was approximately $5.5 million versus $2.6 million in the prior-year period, resulting in 10.7% and 6.7% as a percentage of revenue for each respective year. The year-over-year increase was primarily due to the impact of the S3 acquisition, including the improved operating leverage achieved through the expansion of the Company's business base, as well as growth across the Company’s legacy operations.
Balance Sheet and Cash Flow
DLH generated $10.0 million in operating cash during the third quarter of fiscal 2020, largely reflecting improved profitability and a reduction in accounts receivable. The Company anticipates continued strong operating cash flow for the remainder of fiscal 2020, and projects a debt balance of $40 to $42 million at fiscal year-end.

As of June 30, 2020, the Company had cash and cash equivalents of $0.7 million and debt outstanding of $44.5 million, versus cash of $1.8 million and debt outstanding of $56.0 million as of September 30, 2019. The next required principal payment is not due until September 2023, although the Company intends to continue using free cash flow to make prepayments when possible.
Conference Call and Webcast Details
DLH management will discuss third quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 11:00 AM Eastern Time tomorrow, August 6, 2020. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 10146068.

About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's seven core competencies include secure data analytics, clinical trials and laboratory services, case management, performance evaluation, system modernization, operational logistics and readiness, and strategic digital communications. DLH has over 2,000 employees serving numerous government agencies. For more information, visit the corporate website at
www.dlhcorp.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements in this release include, among others, statements regarding estimates of future revenues, operating income, earnings and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Our actual results may differ materially from such forward-looking statements made in this release due to a variety of factors, including: the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and its impact on the economy and demand for our services, are uncertain, cannot be predicted, and may precipitate or exacerbate other risks and uncertainties; the risk that we will not realize the anticipated benefits of an acquisition; the challenges of managing larger and more widespread operations resulting from the acquisition; contract awards in connection with re-competes for present business and/or competition for new business; compliance with new bank financial and other covenants; changes in client budgetary priorities; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations of future acquisitions; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, as well as subsequent reports filed thereafter. The forward-looking statements contained herein are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and business. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com
TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$51,459	$38,700	$158,495	$106,208
Cost of Operations:
Contract costs	39,615	30,038	123,895	82,744
General and administrative costs	6,323	4,811	18,497	13,462
Acquisition costs	—	1,247	—	1,391
Depreciation and amortization	1,721	914	5,340	2,037
Total operating costs	47,659	37,010	147,732	99,634
Income from operations	3,800	1,690	10,763	6,574
Interest expense, net	813	562	2,659	1,284
Income before income taxes	2,987	1,128	8,104	5,290
Income tax expense	863	325	2,352	1,207
Net income	$2,124	$803	$5,752	$3,758

Net income per share - basic	$0.17	$0.07	$0.47	$0.31
Net income per share - diluted	$0.16	$0.06	$0.44	$0.29
Weighted average common shares outstanding
Basic	12,354	12,036	12,246	12,011
Diluted	13,228	13,077	13,050	13,048

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	June 30, 2020	September 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$658	$1,790
Accounts receivable	29,635	23,226
Other current assets	3,772	1,831
Total current assets	34,065	26,847
Equipment and improvements, net	3,769	5,343
Operating lease right-of-use assets	22,276	—
Deferred taxes, net	358	2,345
Goodwill	52,758	52,758
Intangible assets, net	37,594	41,208
Other long-term assets	620	757
Total assets	$151,440	$129,258

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Operating lease liabilities - current	$1,768	$—
Accrued payroll	9,488	8,852
Accounts payable, accrued expenses, and other current liabilities	24,253	20,633
Total current liabilities	35,509	29,485
Long-term liabilities:
Debt obligations - long term, net of deferred financing costs	42,542	53,629
Operating lease liabilities - long-term	21,686	—
Other long-term liabilities	—	573
Total long-term liabilities	64,228	54,202
Total liabilities	99,737	83,687
Shareholders' equity:
Common stock, $0.001 par value; authorized 40,000 shares; issued and outstanding 12,354 and 12,036 at June 30, 2020 and September 30, 2019, respectively	12	12
Additional paid-in capital	85,496	85,114
Accumulated deficit	(33,805)	(39,555)
Total shareholders’ equity	51,703	45,571
Total liabilities and shareholders' equity	$151,440	$129,258

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Nine Months Ended
	June 30,
	2020	2019
Operating activities
Net income	$5,752	$3,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	5,340	2,037
Amortization of deferred financing costs	551	799
Stock based compensation expense	566	591
Deferred taxes, net	1,987	1,253
Non-cash gain from lease modification	(121)	—
Changes in operating assets and liabilities
Accounts receivable	(6,409)	(925)
Other current assets	(1,941)	(376)
Accrued payroll	636	(68)
Accounts payable, accrued expenses, and other current liabilities	3,620	4,107
Other long-term assets/liabilities	726	(23)
Net cash provided by operating activities	10,707	11,153

Investing activities
Business acquisition, net of cash acquired	—	(66,520)
Purchase of equipment and improvements	(152)	(29)
Net cash used in investing activities	(152)	(66,549)
Financing activities
Borrowing on senior debt	—	70,000
Repayments of senior debt	(11,500)	(11,646)
Payment of debt financing costs	(3)	(3,347)
Repurchase of common stock	(211)	—
Proceeds from issuance of common stock upon exercise of options	27	39
Net cash (used in) provided by financing activities	(11,687)	55,046

Net change in cash and cash equivalents	(1,132)	(350)
Cash and cash equivalents at beginning of year	1,790	6,355
Cash and cash equivalents at end of year	$658	$6,005

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$2,207	$645
Cash paid during the period for income taxes	$432	$675

Revenue Metrics

	Nine Months Ended
	June 30,	June 30,
	2020	2019
Market Mix:
Defense/VA	48%	66%
Human Services and Solutions	20%	28%
Public Health/Life Sciences	32%	6%

Contract Mix:
Time and materials	70%	93%
Cost reimbursable	28%	5%
Firm fixed price	2%	1%

Prime vs Sub:
Prime	93%	98%
Subcontractor	7%	2%

Non-GAAP Financial Measures
The Company uses EBITDA and EBITDA as a percent of revenue as supplemental non-GAAP measures of our performance. We define EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. EBITDA as a percent of revenue is EBITDA for the measurement period divided by revenue for the same period.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. We believe that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

(amounts in thousands)	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2020	2019	Change	2020	2019	Change
Net income	$2,124	$803	$1,321	$5,752	$3,758	$1,994
(i) Interest expense, net	813	562	251	2,659	1,284	1,375
(ii) Provision for taxes	863	325	538	2,352	1,532	820
(iii) Depreciation and amortization	1,721	914	807	5,340	2,037	3,303
EBITDA	$5,521	$2,604	$2,917	$16,103	$8,611	$7,492

EBITDA as a % of revenue	10.7%	6.7%	4.0%	10.2%	8.1%	2.1%
Revenue	$51,459	$38,700	$12,759	$158,495	$106,208	$52,287

In fiscal 2019, the Company incurred $1.4 million of acquisition-related expenses during the nine months ended June 30, 2019 for the acquisition of S3. The Company is excluding acquisition-related expenses from this measure because they were incurred as a result of a specific event, do not reflect the costs of our operations, and can affect the period-over-period assessment of operating results. In addition, we are including net income adjusted for the acquisition of S3, in total and on a per share basis, presented on a tax-effected basis. We are reporting this non-GAAP metric to demonstrate the impact of these events.

Reconciliation of GAAP net income to net income adjusted for the effect of the acquisition costs, a non-GAAP measure:

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2020	2019	Change	2020	2019	Change
Net income	$2,124	$803	$1,321	$5,752	$3,758	$1,994
Acquisition costs	—	1,247	(1,247)	—	1,391	(1,391)
Tax effect of excluding acquisition costs	—	(362)	362	—	(403)	403
Net income adjusted for the acquisition costs	$2,124	$1,688	$436	$5,752	$4,746	$1,006

Net income per diluted share	$0.16	$0.06	$0.10	$0.44	$0.29	$0.15
Impact of acquisition	—	0.07	(0.07)	—	0.08	(0.08)
Net income adjusted for the acquisition costs	$0.16	$0.13	$0.03	$0.44	$0.37	$0.07